Exhibit 99.1
FOR IMMEDIATE RELEASE
Ann Parker, Director
Corporate Communications & IR
605-988-1000
communications@lodgenet.com
LODGENET INTERACTIVE CORPORATION ANNOUNCES SECOND QUARTER
EARNINGS RELEASE AND TELECONFERENCE DATE
Long-Term Debt Reduced by $13.6 Million During Second Quarter
SIOUX FALLS, SD, July 8, 2008 – LodgeNet Interactive Corporation (NASDAQ: LNET) announced today that it will release its second quarter financial results after market on Tuesday, July 29th, 2008. The company will also host a teleconference to discuss its results July 29th, 2008 at 5:00 P.M. Eastern Time.
The Company also announced that it reduced long-term debt during the second quarter from $630.2 million (as of March 31, 2008) to $616.6 million (as of June 30, 2008); and that cash and cash equivalents as of June 30th was approximately $15.5 million. As of June 30, the Company’s $50 million revolver portion of its Credit Facility was unused.
“While the economy and the travel industry are facing near-term challenges, we remain focused on delivering on our free cash flow target range for 2008,” said Scott C. Petersen, LodgeNet President & CEO. “The flexibility of our business model allows us to actively manage our capital investment plan and balance sheet and as a result we reduce long-term debt by more than $13 million during the Second Quarter. We prudently reduced capital investment levels and operating expenses during the second quarter and have taken similar steps for the Third Quarter as we have adjusted our capital investment target down to $15 million. We believe these initiatives will put us in a position to further reduce our long-term debt levels and remain within our debt covenants for the balance of the year.
To access the teleconference, please dial 888-546-9658 and use conference code 55263339. A live webcast of the teleconference will also be available via InterCall at http://audioevent.mshow.com/345767/.    The webcast will be archived at that site for one month and can be accessed via LodgeNet’s company website at www.lodgenet.com. If you cannot listen to the teleconference at its normal time, there will also be a replay available for one week following the call, and can be accessed by dialing 800-642-1687 or 706-645-9291, passcode 55263339.
AS A PARTICIPANT IN THE CONFERENCE CALL, PLEASE NOTE THE FOLLOWING:
The securities laws provide us the opportunity to more freely disclose forward-looking statements, as long as we make the following remarks:
In the prepared remarks, as well as in response to your questions, management may make forward–looking statements. It should be understood that all such statements are subject to various uncertainties and risks that could affect their outcome. Factors which could cause or contribute to such differences include, but are not limited to, our ability to reduce long-term debt as rapidly as we expect; unexpected capital expenditure requirements; the effects of economic conditions; supply and demand changes for hotel rooms and LodgeNet products and services; competitive conditions in the lodging industry; technological developments; relationships with clients and property owners; potential effects
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of litigation; the impact of government regulations;, any of which could cause actual results to differ materially from those expressed in or implied by the statements made in the conference call.
About LodgeNet Interactive
LodgeNet Interactive Corporation is the leading provider of media and connectivity solutions designed to meet the unique needs of hospitality, healthcare and other guest-based businesses.  LodgeNet Interactive serves more than 1.9 million hotel rooms representing 10,000 hotel properties worldwide in addition to healthcare facilities throughout the United States. The company’s services include: Interactive Television Solutions, Broadband Internet Solutions, Content Solutions, Professional Solutions and Advertising Media Solutions. LodgeNet Interactive Corporation owns and operates businesses under the industry leading brands: LodgeNet, LodgeNetRX, and The Hotel Networks. LodgeNet Interactive is listed on NASDAQ and trades under the symbol LNET. For more information, please visit www.lodgenet.com. LodgeNet is a registered trademark of LodgeNet Interactive Corporation.
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